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                                                                    EXHIBIT 99.1

Pepsi-Cola Puerto Rico Bottling Company
Announces Agreement to Acquire Bottler Franchises

TOA BAJA, Puerto Rico, June 25 /PRNewswire/ - Pepsi-Cola Puerto Rico Bottling Company (NYSE: PPO - news) today announced agreements in principle to combine with two Pepsi-Cola bottlers, Delta Beverage Group, Inc. and Dakota Beverage Company. Delta and Dakota generated revenues in 1998 of $325 million and $97 million, respectively. PepsiCo, Inc. (NYSE: PEP - news) will hold a 24 percent equity interest in the combined companies, which will be PepsiCo's third largest anchor bottler. All three companies have been under common management since Pohlad Companies of Minneapolis, Minnesota, purchased a controlling interest in Pepsi-Cola Puerto Rico in July 1998, through a joint venture with PepsiCo.

Pepsi-Cola Puerto Rico will issue approximately 65 million shares of Class B common stock in the transactions. Completion of the transactions is subject to a number of conditions, including the approval of Pepsi-Cola Puerto Rico's shareholders, the negotiation of final agreements and franchisor consents. Pepsi-Cola Puerto Rico will call a special meeting for shareholders to approve the transactions.

"This combination will help achieve our strategy of becoming an anchor bottler for PepsiCo," said Robert C. Pohlad, chairman and chief executive officer of Pepsi-Cola Puerto Rico. "We believe the combined companies will possess a strengthened financial position, higher margin potential, more stable earnings and stronger cash flow than stand-alone concerns. This will facilitate our strategic focus on growth in the Caribbean region and at the same time allow us to take advantage of opportunities in the upper Midwest and mid-South," he added.

"We are very pleased about the creation of another anchor bottler in the Pepsi-Cola system," added Roger Enrico, chairman and chief executive officer of PepsiCo. "This represents another step forward in our strategy to promote consolidation so we can serve our retail customers more effectively."

The combined companies will manufacture, distribute and market Pepsi-Cola soft drinks in exclusive franchise territories that include Puerto Rico and portions of Arkansas, Iowa, Louisiana, Minnesota, Mississippi, North Dakota, South Dakota, Tennessee and Texas. Cadbury Schweppes and Procter and Gamble Company products are also important offerings in much of this territory.

This release contains forward-looking statements of expected future developments. The Company wishes to insure such statements are accompanied by meaningful cautionary statements pursuant to the safe harbor established in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to the expectations regarding achieving additional cost savings and improved profitability. These forward-looking statements reflect management's expectation and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could materially affect actual performance. The Company's future performance also involves a number of risks and uncertainties. Among the factors that can cause actual results to differ materially are: inability to achieve additional cost savings and continued competitive pressures with respect to pricing and volume, which could result in the erosion of market share; unexpected developments which prevent improved results from the Company's marketing activities; and other factors, including economic, climatic and political conditions, and the impact of such conditions on consumer spending.